Exhibit (99.14)

ISSN 1718-8369

V o l u m e 5, n u m b e r 8	F e b r u a r y 1 1, 2 0 1 1
AS AT NOVEMBER 30, 2010

Highlights for November 2010

❑            Budgetary revenue in November amounts to $5.2 billion, up $71 million compared to last year. Own-source revenue amounts to $3.9 billion while federal transfers stand at $1.3 billion.

❑            Program spending amounts to $4.9 billion, up $157 million compared to last year.

❑            Debt service amounts to $574 million, up $80 million compared to November 2009.

❑            A deficit of $322 million was posted in November 2010.

❑            Taking the $58 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $380 million.

On the basis of the cumulative results as at November 30, 2010, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to $2.6 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last December 2, the 2010-2011 budget deficit within the meaning of the Balanced Budget Act should amount to $4.6 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

							Update on Québec’s
							Economic and
	November			April to November			Financial Situation
								Forecast
								Growth
	2009	[1]	2010	2009-2010	[1]	2010-2011	2010-2011%
BUDGETARY REVENUE
Own-source revenue	3 807		3 871	31 161		32 192	50 346	4.9
Federal transfers	1 287		1 294	10 092		10 187	15 375	1.4
Total	5 094		5 165	41 253		42 379	65 721	4.1
BUDGETARY EXPENDITURE
Program spending	- 4 724		- 4 881	- 39 323		- 40 643	- 62 917	2.2
Debt service	- 494		- 574	- 4 069		- 4 531	- 7 004	14.5
Total	- 5 218		- 5 455	- 43 392		- 45 174	- 69 921	3.3
NET RESULTS OF CONSOLIDATED ENTITIES[2]	32		- 32	258		569	836	—
Contingency reserve							- 400	—
SURPLUS (DEFICIT)	- 92		- 322	- 1 881		- 2 226	- 3 764	—
BALANCED BUDGET ACT
Generations Fund[3]	- 65		- 58	- 419		- 413	- 842	—
Stabilization reserve[4]	—		—	433		—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 157		- 380	- 1 867		- 2 639	- 4 606	—

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

2	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
3	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.

4	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at November 30, 2010

Budgetary balance

❑            For the period from April to November 2010, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.6 billion, $772 million more than last year. This difference is attributable in part to drawings from the stabilization reserve in 2009-2010.

Budgetary revenue

❑            As at November 30, 2010, budgetary revenue amounts to $42.4 billion, $1.1 billion more than as at November 30, 2009.

—           Own-source revenue stands at $32.2 billion, $1.0 billion more than last year.

—           Federal transfers amount to $10.2 billion, up $95 million compared to November 30, 2009.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $45.2 billion, an increase of $1.8 billion, or 4.1%, compared to last year.

—           Program spending rose $1.3 billion, or 3.4%, and stands at $40.6 billion. The most significant changes are in the Health and Social Services ($400 million), Administration and Justice ($373 million) and Education and Culture ($331 million) missions.

–                 The increase in program spending up to November is attributable in part to changes to the payment schedule and to the rise of grants to La Financière agricole du Québec.

—           Debt service amounts to $4.5 billion, up $462 million or 11.4% compared to last year.

Consolidated entities

❑            As at November 30, 2010, the net results of consolidated entities show a surplus of $569 million.

—           Revenue dedicated to the Generations Fund amounts to $413 million.

Net financial requirements

❑            As at November 30, 2010, consolidated net financial requirements stand at $6.0 billion, a decrease of $494 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	November				April to November
	2009	[1]	2010	Change	2009-2010	[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 807		3 871	64	31 161		32 192	1 031
Federal transfers	1 287		1 294	7	10 092		10 187	95
Total	5 094		5 165	71	41 253		42 379	1 126
BUDGETARY EXPENDITURE
Program spending	- 4 724		- 4 881	- 157	- 39 323		- 40 643	- 1 320
Debt service	- 494		- 574	- 80	- 4 069		- 4 531	- 462
Total	- 5 218		- 5 455	- 237	- 43 392		- 45 174	- 1 782
NET RESULTS OF CONSOLIDATED ENTITIES	32		- 32	- 64	258		569	311
SURPLUS (DEFICIT)	- 92		- 322	- 230	- 1 881		- 2 226	- 345
Consolidated non-budgetary surplus (requirements)	1 552		182	- 1 370	- 4 584		- 3 745	839
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 460		- 140	- 1 600	- 6 465		- 5 971	494

1    For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	November			April to November
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 339	1 307	- 2.4	11 662	12 068	3.5
Contributions to Health Services Fund	439	424	- 3.4	3 665	3 810	4.0
Corporate taxes	254	188	- 26.0	1 942	2 048	5.5
Consumption taxes	1 111	1 304	17.4	9 403	10 070	7.1
Other sources	237	273	15.2	1 691	1 805	6.7
Total own-source revenue excluding government enterprises	3 380	3 496	3.4	28 363	29 801	5.1
Revenue from government enterprises	427	375	- 12.2	2 798	2 391	- 14.5
Total own-source revenue	3 807	3 871	1.7	31 161	32 192	3.3
Federal transfers
Equalization	697	713	2.3	5 570	5 702	2.4
Health transfers	347	363	4.6	2 769	2 857	3.2
Transfers for post-secondary education and other social programs	121	122	0.8	953	961	0.8
Other programs	122	96	- 21.3	800	667	- 16.6
Total federal transfers	1 287	1 294	0.5	10 092	10 187	0.9
BUDGETARY REVENUE	5 094	5 165	1.4	41 253	42 379	2.7

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	November				April to November
				Change				Change
Expenditures by mission	2009	[1]	2010	%	2009-2010	[1]	2010-2011%
Program spending
Health and Social Services	2 045		2 093	2.3	18 055		18 455	2.2
Education and Culture	1 342		1 411	5.1	9 597		9 928	3.4
Economy and Environment	531		478	- 10.0	4 919		5 056	2.8
Support for Individuals and Families	468		480	2.6	3 761		3 840	2.1
Administration and Justice	338		419	24.0	2 991		3 364	12.5
Total program spending	4 724		4 881	3.3	39 323		40 643	3.4
Debt service	494		574	16.2	4 069		4 531	11.4
BUDGETARY EXPENDITURE	5 218		5 455	4.5	43 392		45 174	4.1

1    For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.